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                                                                   Exhibit 3.114

                       RESTATED ARTICLES OF INCORPORATION

Kevin McDonald and Erma McDonald certify that:

      1. They are the president and the secretary, respectively, of Federal Ambulance Co., Inc., a California corporation.

      2. The articles of incorporation of this corporation are amended and restated to read as follows:

            ONE:

            The name of this corporation is Mercy Life Care.

            TWO:

            The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

            THREE:

            This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total authorized number of such shares which may be issued is one hundred thousand (100,000) shares. This corporation shall not issue any nonvoting equity securities.

            FOUR:

            This corporation is a close corporation. The issued shares of this corporation of all classes shall be held of record by not more than 10 persons. The number of persons for such purpose shall be determined in accordance with California Corporations Code Sec. 158(d), as it now exists and may be amended or superseded.

      3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

      4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 9,500. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

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            We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: October 2, 1990

                                              /s/ Kevin McDonald
                                              --------------------------------
                                              Kevin McDonald, President

                                              /s/ Erma McDonald
                                              --------------------------------
                                              Erma McDonald, Secretary

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